                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-80437

Supplement to Prospectus Supplement dated November 23, 1999, to Prospectus dated November 23, 1999


                                   $43,200,000
                                  (Approximate)
                           [LOGO OF GREENPOINT CREDIT]

                               Seller and Servicer

                       Manufactured Housing Contract Trust
                    Pass-Through Certificates, Series 1999-5,
                                     Issuer

                              ____________________

        We are offering the Class B certificates through this supplement.

                                                                                   Underwriting
                     Certificate        Pass-Through                               Discounts and     Proceeds to
Class                  Balance              Rate           Price to Public          Commissions         Seller
------------------------------------------------------------------------------------------------------------------------
B.............    $43,200,000              9.90%              92.878906%              0.750%             92.128906%
   Total......    $43,200,000                               $40,123,688            $324,000            $39,799,688


     . The pass-through rate on the Class B certificates is capped at the weighted average of the net contract rates of the contracts.

     . The proceeds to the seller will also include interest from January 1, 2000.

Consider carefully the risk factors beginning on page S-10 in the accompanying prospectus supplement and on page 4 in the accompanying prospectus.

This supplement relates to the offering of the Class B certificates but does not contain complete information about these certificates. Additional information is contained in the accompanying prospectus supplement dated November 23, 1999 and in the related prospectus dated November 23, 1999. Prospective purchasers are urged to read this supplement, the prospectus supplement and the prospectus in full.

The underwriter named below will offer the Class B certificates listed in the table above to the public at the offering price and will receive the discount as listed on this cover page.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    Underwriter of the Class B certificates:

                           Credit Suisse First Boston

                The date of this supplement is January 20, 2000.

     This Supplement is qualified in its entirety by reference to the detailed information appearing in the accompanying Prospectus Supplement and Prospectus. Certain capitalized terms used in this Supplement are defined in the section titled "Glossary" in the Prospectus Supplement, or, if not defined therein, in the section titled "Glossary" in the Prospectus.

                                The Contract Pool

     As of December 31, 1999, the Contract Pool included approximately 15,344 Contracts having an aggregate outstanding principal balance of approximately $535,563,587.13.

     The following table summarizes the delinquency experience of the Contracts as of December 31, 1999, and excludes contracts already in repossession.

                                                                                               As of
                                                                                         December 31, 1999
                                                                                     --------------------------
Total Number of Contracts Outstanding...........................................                15,344
Total Delinquencies as a Percent of Contracts Outstanding at Period End
     31-59 days.................................................................                 1.02%
     60-89 days.................................................................                 0.25%
     90 days or more............................................................                 0.07%
                                                                                                 -----
Total Delinquencies.............................................................                 1.33%
                                                                                                 =====

     . The "Total Delinquencies as a Percent of Contracts Outstanding at Period End" is calculated as a percentage of the total number of Contracts as of December 31, 1999.


                             Method of Distribution

     The underwriter named below has agreed, subject to the terms and conditions of the Underwriting Agreement, dated January 20, 2000, between the Seller and Credit Suisse First Boston Corporation, to purchase from the Seller the principal amount of the certificates set forth next to its name in the table below.

                                                                                   Certificate Balance of
Underwriter                                                                        Class B Certificates
---------------------------------------------------------------------------------------------------------------
Credit Suisse First Boston Corporation..........................................           $43,200,000

     In the underwriting agreement described above, the underwriter has agreed, subject to the terms and conditions in that agreement, to purchase all of the certificates offered by this supplement if any certificates are purchased. The underwriting agreement described above also provides that the Seller will indemnify Credit Suisse First Boston Corporation against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments Credit Suisse First Boston Corporation may be required to make in respect thereof. Credit Suisse First Boston Corporation will reimburse certain expenses of the Seller.

     The Seller has been advised by Credit Suisse First Boston Corporation that they propose initially to offer the Class B Certificates to the public at the prices set forth herein, and to certain dealers at such prices, less the initial concession not in excess of 0.450% of the Class B Certificate Balance. Credit Suisse First Boston Corporation may allow dealers, and such dealers may allow, a concession not in excess of 0.125% of the Class B Certificate Balance. After the initial public offering of the Class B Certificates, the public offering prices and such concessions may be changed.

     The following section replaces in its entirety the section in the prospectus supplement entitled "Description of the Certificates--Interest Distributions."

Interest Distributions

     With respect to any Distribution Date, the "Interest Period" shall be the period from the first day of the calendar month preceding the month of the related Distribution Date through the last day of such calendar month on the basis of a 360-day year consisting of twelve 30-day months.

     With respect to each Distribution Date, the "Interest Distribution Amount" means with respect to any Class of Certificates, other than the Class B
Certificates:

     . interest accrued on the Class of Certificates during the related Interest Period at the then applicable Pass-Through Rate on the Certificate Balance of the Class of Certificates on the last day of the related Interest Period; plus

     . any previously undistributed shortfalls in interest due to the holders of the Offered Certificates of that Class in respect of prior Distribution Dates;

     . plus, to the extent legally permissible, interest accrued on any such shortfalls during the related Interest Period at the then applicable Pass-Through Rate.

     With respect to each Distribution Date, the "Interest Distribution Amount" means with respect to the Class B Certificates:

     . interest accrued on the Class B Certificates during the related Interest Period at the then applicable Pass-Through Rate on the Adjusted Certificate Balance of the Class B Certificates on the last day of the related Interest Period; plus

     . any previously undistributed shortfalls in interest due to the holders of the Class B Certificates in respect of prior Distribution Dates;

     . plus, to the extent legally permissible, interest accrued on any previously undistributed shortfalls during the related Interest Period at the then applicable Pass-Through Rate.

================================================================================

                                   $43,200,000
                                  (Approximate)

                           [LOGO OF GREENPOINT CREDIT]

                               Seller and Servicer



                       Manufactured Housing Contract Trust
                    Pass-Through Certificates, Series 1999-5,



                             ______________________

                     Supplement to the prospectus supplement
                             ______________________



                           Credit Suisse First Boston




You should rely only on the information contained or incorporated by reference in this supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information.

We are not offering the Class B Certificates in any state where the offer is not permitted.

We do not claim the accuracy of the information in this supplement and the accompanying prospectus supplement and prospectus as of any date other than the dates stated on their respective covers.

Dealers will deliver this supplement and the accompanying prospectus supplement and prospectus when acting as underwriters of the Class B Certificates and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class B Certificates will deliver this supplement and the accompanying prospectus supplement and prospectus until April 19, 2000.

================================================================================